UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event):  August 25, 2015

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POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

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Commission File No. 001-34635

Delaware	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
210 Park Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant’s Telephone Number, including Area Code:  (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 25, 2015, PostRock Energy Corporation (“PostRock”) received a notice from The NASDAQ Stock Market (“NASDAQ”) that, for the last 30 consecutive business days, PostRock’s market value of publicly held shares was below $5,000,000 and that PostRock therefore is not in compliance with the market value of publicly held shares pertaining to the requirement set forth in NASDAQ Listing Rule 5450(b)(1)(C).  The NASDAQ Listing Rules define “publicly held shares” as total shares outstanding, less any shares held directly or indirectly by officers, directors or a beneficial owner of more than 10% of the total outstanding shares.

Furthermore, on August 28, 2015, PostRock received another notice from NASDAQ stating that the staff of the NASDAQ has determined that PostRock’s securities will be delisted from NASDAQ.  The letter states that the delisting notice was issued as a result of PostRock’s announcement in its press release dated August 19, 2015 that it will not be seeking to file a compliance plan with respect to its failure to satisfy NASDAQ’s Listing Rule 5450(b)(1)(a), in addition to PostRock’s confirmation on August 27, 2015 that it did not intend to voluntarily withdraw its NASDAQ listing.

PostRock does not intend to request an appeal of this determination. As a result, trading of PostRock’s common stock will be suspended at the opening of business on September 9, 2015 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove PostRock’s securities from listing and registration on The NASDAQ Global Market.  After trading is suspended on the NASDAQ, PostRock’s securities will be immediately eligible for trading on the OTC Bulletin Board (the “OTCBB”) or the OTC Pink Marketplace (the “Pink Sheets”), but only if a market maker applies successfully to quote the securities. There can be no assurance that any market maker will decide to quote PostRock’s securities following suspension of trading. As a result, there is no assurance that PostRock’s securities will be eligible to trade on the OTCBB or the Pink Sheets.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

/s/ Casey E. Bigelow
Casey E. Bigelow
Chief Accounting Officer, Secretary and Treasurer

Date: August 31, 2015